Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-4 of our report dated March 10, 2023, relating to the financial statements of Eagle Bulk Shipping Inc. and the effectiveness of Eagle Bulk Shipping Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Eagle Bulk Shipping Inc. for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement

/s/ DELOITTE & TOUCHE LLP

New York, New York

January 19, 2024